UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2015

Viking Investments Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-29219	98-0199508
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1330 Avenue of the Americas, Suite 23 A, New York, NY	10019
(address of principal executive offices)	(zip code)

(212) 653-0946
(registrant’s telephone number, including area code)

_____________________________________________

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2015, Viking Investments Group, Inc. (the “Company”) appointed Mr. John Squarek, P. Eng., MBA, as the Vice President of its Energy Division.

Mr. Squarek, age 73, has been the President, CEO and a director of Tanager Energy Inc., a publicly listed oil and gas exploration and development company (symbol TAN) on the Toronto Stock Venture Exchange, since June of 2012. From 1999 to 2013, he was also the President and CEO of Oasis Energy Inc., a privately held company through which Mr. Squarek has provided management and energy consulting services to the oil and gas industry. Mr. Squarek is also the past President, CEO and a directorof Bellevue Resource Inc., and First Star Energy Ltd., both TSX listed companies, and is the Past Chairman of the Small Explorers and Producers Association of Canada. Mr. Squarek is a Member of the Association of Professional Engineers Geological and Geophysicists of Alberta and a Member of the Legion of Honor of the Society of Professional Engineers. He has 49 years’ experience in the oil, gas and mineral industry, has a B. Sc. in Petroleum Engineering from the University of Oklahoma (1966), and has a Master’s Degree in Business Administration from Adelaide University in Adelaide, South Australia (1996).

The Company has not agreed to a compensation package with Mr. Squarek but has agreed to negotiate in good faith a reasonable remuneration arrangement when it is able to do so. The Company has agreed to reimburse Mr. Squarek for out-of-pocket expenses incurred with respect to the Company’s business so long as the Company pre-approves such expenses in writing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viking Investments Group, Inc.

Dated: February 12, 2015	By:	/s/ Tom Simeo
Tom Simeo
Executive Chairman & Chairman of the Board of Directors